UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Addus HomeCare Corporation (the “Company”) has had the benefit of an accommodation from the lenders under the credit facility governed by that certain Loan and Security Agreement, dated as of November 2, 2009, among the borrowers set forth therein, Fifth Third Bank, as agent, the financial institutions from time to time parties thereto, and the Company, as guarantor (as amended, the “Credit Facility”), pursuant to which the Company is permitted to add back approximately $1.8 million to adjusted EBITDA for the purpose of determining availability under the revolving credit portion of the Credit Facility. Effective as of January 31, 2012, Fifth Third Bank agreed to extend this accommodation.

The add back allowance will be reduced by $200,000 beginning on March 1, 2012 and will continue to be reduced by $200,000 on the first day of each month thereafter until the add back is eliminated. The effect of the add back is to increase availability by approximately $5.8 million until March 1, 2012, with this increase being reduced by $650,000 on the first day of each month thereafter until the add back is eliminated.

The Company has not needed to take advantage of this accommodation with respect to its borrowings under the Credit Facility, and does not expect the elimination of this accommodation to be adverse to its results of operations.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: February 10, 2012	By:	/s/ Dennis B. Meulemans
	Name:	Dennis B. Meulemans
	Title:	Chief Financial Officer